EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion in this SB-2 Registration Statement of our report dated December 16, 1996 on our review of the financial statements of Eagle Telecom International, Inc. We also consent to the reference to our firm under the captions "Selected Financial Data" and "Experts".

/s/ MCMANUS & CO., P.C.
McManus & Co., P.C.
Certified Public Accountants

January 17, 1997